SPECTRAL CAPITAL CORPORATION

DEFINITIVE ACQUISITON AGREEMENT

This Definitive Acquisition Agreement (this “Agreement”) is made and entered into as of December 26, 2024 (the “Effective Date”) by and between Spectral Capital Corporation, a Nevada corporation (the “Company” or “Spectral”), Quantomo OÜ, an Estonian Company (“Quantomo”) (each herein referred to individually as a “Party,” or collectively as the “Parties”).

The Company desires to acquire certain intellectual property developed by Quantomo and Quantomo desires to sell such intellectual property to the Company.  Therefore, the Parties agree as follows:

1.Transfer of Intellectual Property.

Concurrently with the execution of this Agreement or immediately thereafter, Quantomo agrees to cause to be transferred the intellectual property identified as Exhibit A attached hereto (the “IP”) to Spectral free of any liens, encumbrances or other impediments to free and exclusive use. This Agreement is designed to replace any previous agreement regarding the subject matter herein, including that agreement between the Parties dated September 10, 2024.

2.Acquisition.

Spectral agrees to acquire the IP from Quantomo in exchange for 2,000,000 common shares of Spectral (the “Shares”) to be delivered within 30 days of the execution of this Agreement to Quantomo and payment of 120,000 Euro, which has already been made.  The Shares shall be subject to a lock up agreement that provides that the shares be restricted from trading for a period of 36 months and that, thereafter, the shares be sold only within trading windows approved by the Company’s board of directors. The Board of the Company may release shares from lock up before this time in its sole discretion.

3.Term and Termination

This Agreement is intended to be binding between the Parties and can only be cancelled by mutual agreement.

4.Closing

It is agreed by the Parties that the closing of this transaction and the transfer of the IP is intended to occur immediately upon signing of this Agreement.  Quantomo represents it has all power and authority to enter into this Agreement and to transfer the IP as indicated herein.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SPECTRAL CAPITAL CORPORATION

By:___________________________________

Jenifer Osterwalder, Chief Executive Officer

QUANTOMO, OÜ

By:___________________________________

Sascha Zilger, President

EXHIBIT A

DESCRIPTION OF INTELLECTUAL PROPERTY

The IP consists of the immediate transfer of the following intellectual property which shall immediately become the property of Spectral:

That certain Analytic Tomography technology previously developed by Quantomo including related algorithms, that create proprietary connections between data sets and develop unique insights for converting data to information around spatial, temporal, thematic and semantic categorization.  The analytic tomograph technology allows data stored on classical computing systems to be accessed in a dramatically faster and more efficient fashion than can be achieved using traditional relational database access tools.  The analytic tomograph prepares data for ingestion and computation by quantum and hybrid computing systems such that the data can be more efficiently evaluated and used by such systems in an emergent fashion.  The transfer of the IP is free of any liens, encumbrances or other impediments to free and exclusive use. The IP is properly and exclusively owned by Quantomo.  Quantomo confirms that all relevant IP necessary for the commercialization of the analytic tomograph is included and that no related intellectual property is held by any other entity.